Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Results of Annual Meeting Stockholder Vote

SAN FRANCISCO, CA, April 21, 2009 – Visa Inc. (NYSE:V) today held its annual meeting of stockholders in San Francisco, California.

The Company is pleased to announce that the stockholders approved the following:

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The election of Hani Al-Qadi, Charles T. Doyle, Peter Hawkins, David I. McKay, Charles W. Scharf, and Segismundo Schulin-Zeuthen as Class I Directors to serve on the Company’s board of directors until the Company’s annual meeting in 2011;

•

The election of Thomas J. Campbell, Gary P. Coughlan, Mary B. Cranston, Francisco Javier Fernandez-Carbajal, Suzanne Nora Johnson, and Joseph W. Saunders as Class II Directors to serve on the Company’s board of directors until the Company’s annual meeting in 2012; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

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About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Contacts:

Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com